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                                                                    EXHIBIT 10.4

                                                                  EXECUTION COPY

                              TAX SHARING AGREEMENT

                                       BY

                            ICN PHARMACEUTICALS, INC.

                                       AND

                                 RIBAPHARM INC.

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                                TABLE OF CONTENTS

                                                                            PAGE

SECTION 1.        Definition of Terms                                        2

SECTION 2.        Allocation of Income Tax Liabilities                       8

SECTION 3.        Preparation and Filing of Tax Returns                     13

SECTION 4.        Refunds, Carrybacks and Tax Benefits                      16

SECTION 5.        Tax Payments and Intercompany Billings                    21

SECTION 6.        Assistance and Cooperation                                26

SECTION 7.        Tax Records                                               27

SECTION 8.        Tax Contests                                              28

SECTION 9.        No Inconsistent Actions                                   29

SECTION 10.       Survival of Obligations                                   33

SECTION 11.       Employee Matters                                          33

SECTION 12.       Treatment of Payments; Tax Gross Up                       33

SECTION 13.       Disagreements                                             34

SECTION 14.       Late Payments                                             35

SECTION 15.       Expenses                                                  35

SECTION 16.       General                                                   35

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                                                                  EXECUTION COPY


                              TAX SHARING AGREEMENT

        This Agreement is entered into as of April 8, 2002, by ICN Pharmaceuticals, Inc., a Delaware corporation ("ICN"), and Ribapharm Inc., a Delaware corporation ("Ribapharm"). Capitalized terms used in this Agreement are defined herein. Unless otherwise indicated, all "Section" references in this Agreement are to sections of this Agreement.

                                    RECITALS

        WHEREAS, the board of directors of ICN has determined that it would be in the best interests of ICN and its stockholders to completely separate the Biotechnology Business from ICN;

        WHEREAS, ICN has caused Ribapharm to be incorporated in order to effect such separation; WHEREAS, ICN has contributed and transferred to Ribapharm, and Ribapharm has received, all the assets associated with the Biotechnology Business;

        WHEREAS, ICN and Ribapharm intend that the contribution of the assets associated with the Biotechnology Business qualified as a tax-free transfer under Section 351 or 368(a)(1)(D) of the Code;

        WHEREAS, ICN currently owns all of the issued and outstanding Ribapharm common stock; WHEREAS, ICN and Ribapharm currently contemplate that ICN will make an initial public offering of an amount of ICN's Ribapharm common stock that will reduce ICN's ownership of stock in Ribapharm to not less than 80% of the combined voting power and value of all outstanding Ribapharm stock;

        WHEREAS, ICN currently contemplates that, following such initial public offering, and subject to the satisfaction of certain conditions, ICN will distribute to the holders of its common stock on a pro rata basis all of the shares of Ribapharm common stock then owned by ICN;

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        WHEREAS, ICN and Ribapharm intend that the Distribution will be tax-free to ICN and its stockholders under Section 355 and related provisions of the Code;

        WHEREAS, as a result of the Distribution, Ribapharm will cease to be a member of the affiliated group of which ICN is the common parent, effective as of the Distribution Date; and

        WHEREAS, ICN and Ribapharm desire to provide for and agree upon the allocation between the parties of liabilities for Taxes arising prior to, as a result of, and subsequent to the Distribution, and to provide for and agree upon other matters relating to Taxes;

        NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

SECTION 1.      Definition of Terms.

For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings:

          "Accounting Cutoff Date" means, with respect to Ribapharm, any date as of the end of which there is a closing of its financial accounting records.

          "Adjustment Request" means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund, or credit of Taxes, including (a) any amended Tax Return claiming adjustment to the Taxes as reported on the Tax Return, or if applicable, as previously adjusted, or (b) any claim for refund or credit of Taxes previously paid.

          "Affiliate" means any entity that directly or indirectly is "controlled" by the person or entity in question. "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of

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voting securities, by contract or otherwise. Except as otherwise provided herein, the term Affiliate shall refer to Affiliates of a person as determined immediately after the Distribution.

          "Affiliation and Distribution Agreement" means the Affiliation and Distribution Agreement between ICN and Ribapharm dated April 8, 2002.

          "Agreement" means this Tax Sharing Agreement.

          "Application for Ruling" means the letter, including all exhibits and appendices attached thereto, filed by ICN on March 12, 2002, requesting a private letter ruling from the Internal Revenue Service regarding the tax consequences of the Distribution, as supplemented and amended from time to time.

          "Biotechnology Business" means the biotechnology business conducted by Ribapharm that previously was conducted as a division of ICN.

          "Carryback" or "Carryforward" means any net operating loss, net capital loss, excess tax credit, foreign tax credit or other similar Tax Item which may or must be carried from one Tax Period to another Tax Period under the Code or other applicable Tax Law.

          "Code" means the U.S. Internal Revenue Code of 1986, as amended from time to time, or any successor law.

          "Company" means ICN or Ribapharm, as the context requires.

          "Consolidated Income Tax Return" or "Combined Income Tax Return" means, for any Consolidated Period, any Tax Return relating to Income Tax which is computed by reference to the assets and activities of members of the ICN Group (other than members of the Ribapharm Group) and the Ribapharm Group.

          "Consolidated Period" or "Consolidated Periods" means any taxable period or periods (or portions thereof) between the Initial Public Offering Date and the Distribution Date, during which period Ribapharm is a member of the ICN Group.

          "Contribution" has the meaning set forth in the Affiliation and Distribution Agreement.

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          "Contribution Date" means the date or dates, as the case may be, of the Contribution.

          "Distribution" means the distribution after the Initial Public Offering by ICN of all of ICN's shares of Ribapharm common stock to ICN stockholders.

          "Distribution Date" means the date on which the Distribution occurs.

          "Distribution Date Straddle Period" means any Tax Period that begins before the Distribution Date and ends after the Distribuiton Date.

          "Federal Income Tax" means any Income Tax imposed by the United States government.

          "Foreign Income Tax" means any Income Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession, which is an income tax as defined in Treasury Regulation Section 1.901-2.

          "Group" means the ICN Group or the Ribapharm Group, as the context requires.

          "ICN Affiliate" has the meaning set forth in the Affiliation and Distribution Agreement.

          "ICN Federal Consolidated Return" means, for any Consolidated Period, any United States federal Consolidated Income Tax Return for the affiliated group (as that term is defined in Code Section 1504) that includes ICN as the common parent and that includes the Ribapharm Group.

          "ICN Group" means all corporations included in the ICN Federal Consolidated Return. "Income Tax" means all Taxes (i) based upon, measured by, or calculated with respect to, net income or net receipts, proceeds or profits or (ii) based upon, measured by, or calculated with respect to multiple bases (including, but not limited to, corporate franchise and occupation Taxes) if such Tax may be based upon, measured by, or calculated with respect to one or more bases described in clause (i) above.

          "Initial Public Offering" has the meaning set forth in the Affiliation and Distribution Agreement.

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          "Initial Public Offering Date" means the date on which this Agreement becomes effective pursuant to Section 16.10 of this Agreement.

          "Internal Revenue Service" or "IRS" means the United States Internal Revenue Service or the United States Department of the Treasury, as the context requires.

          "IPO Date Straddle Period" means any Tax Period that begins before the Initial Public Offering Date and ends after the Initial Public Offering Date.

          "IRS Private Letter Ruling" means a private letter ruling issued by the IRS in response to the Application for Ruling that provides that the Distribution will qualify under Section 355 and related provisions of the Code as a tax-free spin-off, and that no income, gain or loss will be recognized for U.S. federal income tax purposes by ICN, the stockholders or former stockholders of ICN, or any ICN Affiliate with respect to the Distribution.

          "Other Tax" means any Tax that is not an Income Tax.

          "Payment Date" means (i) with respect to any ICN Federal Consolidated Return, the due date for any required installment of estimated taxes determined under Code Section 6655, the due date (determined without regard to extensions) for filing the return determined under Code Section 6072, and the date the return is filed, and (ii) with respect to any Consolidated or Combined Income Tax Return (other than an ICN Federal Consolidated Return), the corresponding dates determined under the applicable Tax Law.

          "Post-Distribution Period" means any Tax Period that begins on or after the Distribution Date, and, in the case of any Distribution Date Straddle Period, the portion of such Distribution Date Straddle Period that begins after the Distribution Date.

          "Pre-Distribution Period" means any Tax Period that (i) begins on or after the Initial Public Offering Date and, in the case of any IPO Date Straddle Peirod, the portion of such IPO Date Straddle Period that begins on or after the Initial Public Offering Date, and (ii) ends before

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the Distribution Date, and, in the case of any Distribution Date Straddle
Period, the portion of such Distribution Date Straddle Period that ends on the Distribution Date.

          "Prime Rate" means the base rate on corporate loans charged by Citibank, N.A., New York, New York from time to time, compounded on each March 31, June 30, September 30 and December 31.

          "Responsible Company" means, with respect to any Tax Return, the Company having responsibility for preparing and filing such Tax Return under this Agreement.

          "Restructuring Tax" means the Taxes described in clauses (ii) and
(iii) of Section 2.5(a).

          "Ribapharm Group" means Ribapharm and all corporations included in the Ribapharm Federal Consolidated Return, or, during any Consolidated Period, that would be included in such Return if Ribapharm was not included in the ICN Federal Consolidated Return.

          "Ribapharm Federal Consolidated Return" means any United States federal Income Tax Return or Returns in respect of periods after the Consolidated Period filed by Ribapharm alone or for the affiliated group (as that term is defined in Code Section 1504) that includes Ribapharm as the common parent.

          "Separate Company Tax" means any Tax computed by reference solely to the assets and activities of a member or members of a single Group.

          "Straddle Period" means any IPO Date Straddle Period or Distribution Date Straddle Period, as the context requires.

          "State Income Tax" means any Income Tax imposed by any State of the United States or by any political subdivision of any such State.

          "Tainting Act" shall have the meaning provided in Section 9.

          "Tax" or "Taxes" means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease,

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transfer, import, export, value added, alternative minimum, estimated or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any governmental entity or political subdivision thereof, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

          "Tax Authority" means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or political subdivision.

          "Tax Benefit" means any refund of, credit against, or other reduction in otherwise required Tax payments (including any reduction in estimated tax payments) and any interest in respect of the foregoing, net of the effect on otherwise required Tax payments of any associated or corresponding item of income or gain, or other increase in otherwise required Tax payments.

          "Tax Contest" means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes of any of the Companies or their Affiliates (including any administrative or judicial review of any claim for refund).

          "Tax Item" means, with respect to any Income Tax, any item of income, gain, loss, deduction, or credit or other item that has the effect of increasing or decreasing the amount of any Income Tax payable.

          "Tax Law" means the law of any governmental entity or political subdivision thereof relating to any Tax.

          "Tax Opinion" means a favorable opinion from ICN's counsel regarding the federal income tax consequences, under Section 355 and related provisions of the Code, of the Distribution.

          "Tax Opinion Submission" means any and all information, including any representation or material fact, submitted to counsel in connection with the Tax Opinion.

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          "Tax Period" means, with respect to any Tax, the period for which the
Tax is reported as provided under the Code or other applicable Tax Law.

          "Tax Records" means Tax Returns, Tax Return workpapers, documentation relating to any Tax Contest, and any other books of account or records required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority.

          "Tax Return" means any report of Taxes due (including any report of estimated tax payments), any claims for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document required to be filed under the Code or other Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

          "Transactions" means the transactions contemplated by the Affiliation and Distribution Agreement, including the Contribution, the Initial Public Offering and the Distribution.

          "Treasury Regulations" means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

SECTION 2.      Allocation of Income Tax Liabilities.

        2.1.    General Rule.

                (a) ICN Liability. ICN shall indemnify and hold harmless the Ribapharm Group from and against any liability for Taxes for which ICN is liable under this Section 2.

                (b) Ribapharm Liability. Ribapharm shall indemnify and hold harmless the ICN Group other than members of the Ribapharm Group from and against any liability for Taxes for which Ribapharm is liable under this Section 2.

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                (c)     Except as otherwise provided in the Agreement, this
Agreement allocates liabilities for Taxes between the ICN Group and the Ribapharm Group solely for Pre-Distribution Periods and Post-Distribution Periods.

        2.2 Federal Income Tax. Except as otherwise provided in this Agreement, Federal Income Tax liability shall be allocated as follows:

                (a) Consolidated Period. For each Consolidated Period, Ribapharm shall be liable for and pay to ICN an amount equal to the Federal Income Tax determined under the "Stand Alone Method." Under this method Ribapharm's liability for Tax for any Taxable Period is computed as if Ribapharm had (i) never been part of the ICN Group and (ii) filed a consolidated Federal Income Tax Return as parent of the Ribapharm Group with each eligible member of that Group; provided, however, that the provisions of Section 2.6(a) regarding special rules for application of the Stand Alone Method shall apply. ICN shall be liable for all Federal Income Tax for the Consolidated Period other than amounts for which Ribapharm is liable pursuant to this Section 2.2(a).

                (b) Post-Distribution Periods. With respect to all Post-Distribution Periods, Ribapharm shall be responsible for all Federal Income Tax imposed on members of the Ribapharm Group, and ICN shall be responsible for all Federal Income Tax imposed on members of the ICN Group.

        2.3. State and Foreign Income Taxes. Except as otherwise provided in this Agreement, State and Foreign Income Tax liability shall be allocated as follows:

                (a) State and Foreign Consolidated or Combined Income Taxes. For each Consolidated Period, Ribapharm shall be liable for and pay to ICN any State Income Tax or Foreign Income Tax with respect to any Consolidated or Combined Income Tax Return relating to State Income Tax or Foreign Income Tax in an amount that is equal to the amount determined under the Stand Alone Method for the period covered by such Tax Return; provided, however,

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that Ribapharm's State Income Tax liability shall be calculated taking into account ICN's worldwide apportionment schedule, where applicable. ICN shall be liable for and pay any State Income Tax or Foreign Income Tax with respect to any Consolidated or Combined Income Tax Return relating to State Income Tax or Foreign Income Tax other than the amount for which Ribapharm is liable pursuant to this Section 2.3(a).

                (b) Separate Company Taxes. For each Pre-Distribution Period, in the case of any State or Foreign Income Tax which is a Separate Company Tax, Ribapharm shall be liable for and shall pay any such Separate Company Tax imposed under Tax Law on any member of the Ribapharm Group and ICN shall be liable for and shall pay any such Separate Company Tax imposed on any member of the ICN Group other than a member of the Ribapharm Group.

        2.4 Other Taxes. For each Pre-Distribution Period, except as otherwise provided in this Agreement, Ribapharm shall be liable to and pay the applicable Tax Authority any Other Tax that is imposed on any member of the Ribapharm Group and ICN shall be liable to and pay the applicable Tax Authority any Other Tax that is imposed on any member of the ICN Group other than a member of the Ribapharm Group.

        2.5.    Transaction Taxes.

                (a) General. Except as otherwise provided in this Section 2.5, ICN shall be responsible for and pay, and shall indemnify and hold harmless the Ribapharm Group from and against any liability for, any and all Taxes resulting from the Transactions. This shall include but not be limited to (i) any sales and use, gross receipts, or other transfer Taxes imposed on the transfers occurring pursuant to the Transactions; (ii) any Tax resulting from any income or gain recognized under Treasury Regulation Sections 1.1502-13 or 1.1502-19 (or any corresponding provisions of other applicable Tax Laws) as a result of the Transactions; and (iii), except as otherwise provided in Section 2.5(b), any Tax resulting from any income or gain recognized as a result of any of the Transactions failing to qualify for tax-free treatment under Code Sections 351,

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355, 361, 368 or other provisions of the Code (as contemplated in the IRS
Private Letter Ruling or the Tax Opinion) or corresponding provisions of other applicable Tax Laws.

                (b) Inconsistent Acts and Events. Notwithstanding the provisions of Section 2.5(a), Ribapharm shall be liable for, and shall indemnify and hold harmless ICN from and against any liability for, any Restructuring Tax to the extent arising from (i) any breach by Ribapharm of the representations or covenants under Section 9, (ii) any Tainting Act performed by Ribapharm, (iii) the inaccuracy of any factual statements or representations made by Ribapharm to the IRS in connection with the Application for Ruling, or an IRS Private Letter Ruling (if issued), and to counsel in connection with any Tax Opinion Submission (if made) or Tax Opinion (if obtained), but only to the extent such inaccuracy arises from facts in existence prior to the Distribution Date or (iv) any
Section 355(e) Event with respect to Ribapharm. A Section 355(e) Event with respect to Ribapharm will occur if Section 355(e) of the Code applies to the Distribution as a result of one or more persons acquiring directly or indirectly stock of Ribapharm representing a 50% or greater interest in Ribapharm within the meaning of Section 355(e).

        2.6.    Calculation of Tax Liability.

                (a) Stand Alone Method. The following rules shall apply for purposes of computing Ribapharm's liability under the Stand Alone Method: (i) transactions during any Consolidated Period between a member of the Ribapharm Group and a member of the ICN Group that is not a member of the Ribapharm Group shall, for Federal Income Tax purposes, be accounted for pursuant to the provisions of the regulations under IRC Section 1502 that govern intercompany transactions (and to the extent appropriate for State or Foreign Income Tax purposes, similar rules shall apply in the case of transactions between such members which are included in State or Foreign Consolidated or Combined Income Tax Returns); (ii) during Consolidated Periods all computations shall be made in conformity with the positions, elections and accounting methods used by ICN in preparing the consolidated returns of the ICN Group; (iii)

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the highest marginal tax rate to which the Ribapharm Group could be subject under applicable Tax Law shall be deemed to be the only Tax rate to which such group is subject under such law; and (iv) subject to (i) through (iii) above, all computations and other determinations shall be made in accordance with the the laws and regulations applying to affiliated groups filing consolidated returns (including, in the case of any company that becomes or ceases to be a member of any Group, the laws and regulations applicable to a company that becomes or ceases to be a member of a such Group), as well as all other relevant federal Tax laws and regulations (and similar rules shall apply in the case of State or Foreign Taxes in respect to Consolidated or Combined Returns for such Taxes).

                (b) The principles of Treasury Regulation Section 1.1502-76(b) as reasonably interpreted, agreed and applied by the Companies shall apply in determining whether a Tax Item is attributable to a Tax Period provided that (x) no election shall be made under Treasury Regulation Section 1.1502-76(b)(2)(ii) (relating to ratable allocation of a year's items) and (y) if the Distribution Date is not an Accounting Cutoff Date, the provisions of Treasury Regulation Section 1.1502-76(b)(2)(iii) will be applied to ratably allocate the items (other than extraordinary items) for the month which includes the Distribution Date.

                (c) In determining the apportionment of Tax Items between Pre-Distribution Periods and Post-Distribution Periods, any Tax Items relating to the Transactions shall be treated as an extraordinary item described in Treasury Regulation Section 1.1502-76(b)(2)(ii)(C) and shall be allocated to Pre-Distribution Periods, and any Taxes related to such items shall be treated under Treasury Regulation Section 1.1502-76(b)(2)(iv) as relating to such extraordinary item and shall be allocated to Pre-Distribution Periods.

        2.7. Tax Payments and Intercompany Billings. Each Company shall pay the Taxes allocated to it by this Section 2 either to the applicable Taxing Authority or to the other Company in accordance with Section 5.

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SECTION 3.      PREPARATION AND FILING OF TAX RETURNS.

        3.1. General. Except as otherwise provided in this Section 3, Tax Returns shall be prepared and filed when due (including extensions) by the person obligated to file such Tax Returns under the Code or applicable Tax Law. The Companies shall provide, and shall cause their Affiliates to provide, assistance and shall cooperate with one another in accordance with Section 6 with respect to the preparation and filing of Tax Returns, including providing information required to be provided in Section 6.

        3.2. Pre-Distribution Period and Straddle Period Tax Returns. All Tax Returns required to be filed for Pre-Distribution Periods or Straddle Periods, shall be:

                (1) prepared and filed by ICN, in the case of any Consolidated Income Tax Return; and

                (2) in all other cases, prepared and filed, or caused to be prepared and filed, by the Company to which such Tax Return relates.

        Ribapharm shall, for each Tax Period or portion thereof for which Ribapharm or a member of the Ribapharm Group is included in a Tax Return described in clause (1) of the preceding sentence, provide ICN with (i) a true and correct pro forma tax return for the Ribapharm Group together with an accompanying computation of Tax liability of the Group prepared in accordance with the Stand Alone Method, (ii) separate pro forma tax returns for each member of the Ribapharm Group together with accompanying computations of the separate tax return Tax liabilities of each member of the Group, and (iii) a reconciliation of book income to federal taxable income for each member of the Ribapharm Group. Ribapharm hereby agrees to use its best efforts to provide ICN with such returns and computations no later than the first day of the sixth month following the end of the period to which such returns and computations relate, but in any event shall provide such returns and computations to ICN no later than the fifteenth day of the

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sixth month following the end of the period to which such returns and computations relate. Ribapharm, in preparing the above mentioned pro forma tax returns for its Group, shall not consider or give effect to any (i) net operating loss carryover or carryback, (ii) capital loss carryover or carryback,
(iii) excess charitable deduction carryover, (iv) excess tax carryover or carryback, or (v) other similar carryback or carryback item.

        3.3.    Post-Distribution Period Tax Returns.

                (1) All Tax Returns related exclusively to Ribapharm or to a member of the Ribapharm Group for Post-Distribution Periods shall be prepared and filed (or caused to be prepared and filed) by Ribapharm,

                (2) All Tax Returns related exclusively to ICN or to a member of the ICN Group, excluding for this purpose Ribapharm or members of the Ribapharm Group, for Post-Distribution Periods shall be prepared and filed (or caused to be prepared and filed) by ICN.

        3.4.    Tax Accounting Practices.

                (a)     General Rule. Except as otherwise provided in this
Section 3.4, any Tax Return for any Pre-Distribution Period or any Straddle Period, and any Tax Return for any Post-Distribution Period to the extent items reported on such Tax Return might reasonably affect items reported on any Tax Return for any Pre-Distribution Period or any Straddle Period, shall be prepared in accordance with past Tax accounting practices used with respect to the Tax Returns in question (unless such past practices are no longer permissible under the Code or other applicable Tax Law), and to the extent any items are not covered by past practices (or in the event such past practices are not longer permissible under the Code or other applicable Tax Law), in accordance with reasonable Tax accounting practice selected by the Responsible Company.

                (b) Reporting of Transaction Tax Items. The tax treatment reported on any Tax Return of Tax Items relating to the Transaction shall be consistent with the treatment of such item in the IRS Private Letter Ruling (if issued) or the Tax Opinion (if obtained). To the extent

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there is a Tax Item relating to the Transactions which is not covered by the IRS
Private Letter Ruling or the Tax Opinion, the tax treatment of such Tax Items on a Tax Return shall be determined by the Responsible Company with respect to such Tax Return, provided (i) there is substantial authority for such tax treatment, and (ii) such tax treatment is not inconsistent with the tax treatment contemplated in the IRS Private Letter Ruling or the Tax Opinion. Such Tax
Return shall be submitted for review pursuant to Section 3.5(a), and any dispute regarding such proper tax treatment shall be referred for resolution pursuant to
Section 13 sufficiently in advance of the filing date of such Tax Return (including extensions) to permit timely filing of the return.

        3.5.    Right to Review Tax Returns.

                (a) General. The Responsible Company with respect to any Tax Return shall make such Tax Return and related Tax Records available for review by the other Company, if requested, to the extent (i) such Tax Return relates to Taxes for which the requesting party may be liable, (ii) such Tax Return relates to any additional Taxes for which the requesting party may be liable in whole or in part as a result of adjustments to the amount of Taxes reported on such Tax Return, (iii) such Tax Return relates to Taxes for which the requesting party may have a claim for Tax Benefits under this Agreement, or (iv) the requesting party reasonably determines that it must inspect such Tax Return to confirm compliance with the terms of this Agreement. The Responsible Company shall use its reasonable best efforts to make such Tax Return and Tax Records available for review as required under this paragraph sufficiently in advance of the due date for filing such Tax Returns to provide the requesting party with a meaningful opportunity to analyze and comment on such Tax Returns and have such Tax Returns modified before filing, taking into account the person responsible for payment of the Tax (if any) reported on such Tax Return and the materiality of the amount of Tax liability with respect to such Tax Return. The Companies shall attempt in good faith to resolve any issues arising out of the review of such Tax Returns or Tax Records.

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                (b)     Execution of Returns Prepared by Other Party. In the
case of any Tax Return which is required to be prepared and filed by one Company under this Agreement and which is required by law to be signed by another Company (or by its authorized representative), the Company that is legally required to sign such Tax Return shall not be required to sign such Tax Return under this Agreement if there is not substantial authority for the tax treatment of any material items reported on the Tax Return. Any such Tax Return shall be supplied by the Company responsible for its preparation and filing to the Company responsible for its signing at least five days prior to the due date of such Tax Return (including applicable extensions) and such signing Company shall deliver an executed copy of such Tax Return to the filing Company at least two days prior to the due date of such Tax Return (including applicable extensions).

SECTION 4.      Refunds, Carrybacks and Tax Benefits.

        4.1. Compensation for Use of Ribapharm Consolidated Period Tax Items. In the event that (i) the ICN Group realizes an actual Tax Benefit during any Consolidated Period as a result of the use by members of the ICN Group (other than members of the Ribapharm Group) of Tax Items of the Ribapharm Group and
(ii) as a result of such use the Federal Income Tax liability of the Ribapharm Group for any Post-Distribution Period is greater than the amount of such liability computed under the Stand Alone Method (but without regard to clauses
(iii) and (iv) of Section 2.6(a)), then ICN will pay to Ribapharm, in accordance with Section 5.7, an amount equal to the lesser of (x) the excess of the Tax Benefit actually realized by ICN referred to in clause (i) over the amount of any prior payments to Ribapharm pursuant to this Section 4.1 in respect of that Tax Benefit and (y) the excess referred to in clause (ii) for such Post-Distribution Period.

        4.2. Claims for Refund, Carrybacks, and Self-Audit Adjustments ( "Adjustment Requests ").

                (a) Consent Required for Adjustment Requests Related to Consolidated or Combined Income Tax Returns. Except as provided in paragraph (b) below, each of the Companies hereby agrees that, unless the other Company consents in writing, which consent shall not be unreasonably delayed or withheld, no Adjustment Request shall be filed with respect to any Consolidated or Combined Income Tax Return that included the Ribapharm Group for a Pre-Distribution Period and affects the Ribapharm Group Tax liability. Any Adjustment Request which the Companies consent to make under this Section 4.2 shall be prepared and filed by the Responsible Company under Sections 3.2 and
3.3 for the Tax Return to be adjusted. The Company requesting the Adjustment Request, if other than the Responsible Company, shall provide to the Responsible Company all information required for the preparation and filing of such Adjustment Request in such form and detail as reasonably requested by the Responsible Company.

                (b) Exception for Adjustment Requests Related to Audit Adjustments. Each Company shall be entitled, without the consent of the other Company, to require ICN to file an Adjustment Request to take into account any net operating loss, net capital loss, deduction, credit, or other adjustment attributable to such Company or any member of its Group corresponding to any adjustment resulting from any audit by the Internal Revenue Service or other Tax Authority with respect to Consolidated or Combined Income Tax Returns for any Pre-Distribution Period.

                (c)     Other Adjustment Requests Permitted. Nothing in this
Section 4.2 shall prevent any Company or its Affiliates from filing any Adjustment Request with respect to Tax Returns which are not Consolidated or Combined Income Tax Returns or with respect to any Other Taxes; provided, however, that neither Company shall file an amended Tax Return with respect to Separate Company or Other Taxes for which the other Company is liable under this Agreement without the written consent of such other Company (which consent shall not be unreasonably withheld). If any refund or credit is obtained as a result of any such Adjustment Request (or otherwise), the parties shall recalculate the amounts that would have been paid under this Agreement based on the changes resulting in such refund or credit, and shall make such payments between them as necessary to place each in the position it would have been in had the payments made under this Agreement originally been made based on such changes.

                (d) Payment of Refunds and other Tax Benefits. Except as set forth in Section 4.2(e), any refunds or other Tax Benefits received by either Company (or any of its Affiliates) as a result of any Adjustment Request which are for the account of the other Company (or member of such other Company's Group) shall be paid by the Company receiving (or whose Affiliate received) such refund or Tax Benefit to such other Company in accordance with Section 5.

                (e)     Ordering of and Payment for Carrybacks.

                (i) In the event that a member of the ICN Group other than a member of the Ribapharm Group, on the one hand, and a member of the Ribapharm Group, on the other hand, are each entitled to carryback a Tax Item to a Pre-Distribution Period, the respective Tax Items shall be used under the rules of applicable Tax Law (which shall be, in the case of Carrybacks to such Tax Periods of the affiliated group of which ICN is the common parent, the rules contained in Treasury Regulation Section 1.1502-21).

                (ii) Any Tax refund or other Tax Benefit resulting from the Carryback of any member of one Group (the "Carryback Group") of any Tax Item arising after the Distribution Date to a Pre-Distribution Period shall be for the account of the Carryback Group (and in the event the Ribapharm Group is the Carryback Group, then upon receipt of the Tax refund or other Tax Benefit, ICN shall pay to Ribapharm the amount of such Tax refund or other Tax Benefit); provided, however, that if at the time of the use of the Carryback Items of a member of the Carryback Group, a member of the other Group (the "Other Group") possesses Carryback Tax Items which, but for the ordering rule set forth in (i) above, would have been available to be used (the "Other Group Carryback") in lieu of the Carryback Group's Tax Items, then (but only to the extent of the Other Group Carryback) the Carryback Group shall not be entitled to payment of the amount of such Tax refund or Tax Benefit until the earlier of (X) the date on which a member of the Other Group claims the Other Group Carryback on a Tax Return or (Y) the date on which a member of the Carryback Group would have been able to use the Carryback had it not been claimed with respect to the Pre-Distribution Period Tax Return.

                (iii) In the event the Carryback of Tax Items of a member of the ICN Group other than a member of the Ribapharm Group, or a member of the Ribapharm Group, as the case may be, does not result in a Tax refund, due to an offsetting Tax adjustment to a member of the Other Group, then the Other Group shall promptly pay the amount of any decrease in Tax liability resulting from the Carryback claim, provided, however, that in the event the Other Group possesses Carryback Items which, but for the ordering rules set forth in (i) above would have been available to be used in lieu of the Carryback Group's Items, then (but only to the extent of the Other Group Carryback), the Other Group shall not be required to pay the amount of such decrease in Tax liability to the Carryback Group until the earlier of (X) the date on which a member of the Other Group claims the Other Group Carryback on a Tax Return or (Y) the date on which a member of the Carryback Group would have been able to utilize the Carryback had it not been claimed with respect to the Pre-Distribution Period Tax Return.

        4.3. Adjustment of Tax Items. In the event that the Carryback of Tax Items of one Group, or a Tax adjustment attributable to such Group under the terms of this Agreement, results in the disallowance or limitation of Tax Items claimed on the Tax Return as filed, the Carryback Group shall be responsible for any increase in Tax liability resulting from the disallowance or limitation of Tax attributes; provided, however, that in the event the disallowance or limitation of Tax attributes results in a Tax Benefit resulting from the use of such Tax attributes in another Tax

Period, such Tax Benefit shall be deemed to be for the account of the Carryback Group for such purposes of this Agreement.

        4.4. Adjustments on Audit. If, upon examination by any Tax Authority of any Tax Return including a member of the ICN Group or Ribapharm Group for any Tax Period, any item of deduction, credit or expense is disallowed for which ICN is or may be liable for Taxes hereunder (or an item of income is required to be recognized on a Tax Return which was not reported on such Tax Return), in either such case resulting in a tax detriment suffered by the ICN Group, and such disallowance (or recognition) results in a Tax Benefit to the Ribapharm Group (with respect to that Tax Period or another Tax Period), then Ribapharm shall pay to ICN the amount of such Tax Benefit that is realized in the form of an actual reduction in Tax (which shall be computed by comparing the Tax which would have been owed by Ribapharm but for the item giving rise to the Tax Benefit with the Tax owed by Ribapharm taking such item into account) provided, however, that in no case will the amount that Ribapharm is required to pay to ICN with respect to such Tax Benefit exceed the corresponding tax detriment to ICN (reduced by payments previously made by Ribapharm to ICN with respect to such Tax Benefit). Any payment required to be made hereunder shall be made in accordance with Section 5.10. The provisions of this Section 4.4 shall apply mutatis mutandis where an item of deduction, credit or expense is disallowed for which Ribapharm is or may be liable for Taxes hereunder (or any item of income is required to be recognized on a Tax Return which was not reported on such Tax Return), as they apply where the ICN Group suffers such a detriment. For avoidance of doubt, any payment required to be made by ICN to the Ribapharm Group under this Section 4.4 shall, to the extent applicable, be deemed as an offset to amounts owing by Ribapharm to ICN under Section 2.2 hereof.

SECTION 5.      Tax Payments and Intercompany Billings.

        5.1. Payment of Taxes With Respect to ICN Federal Consolidated Returns. In the case of any ICN Federal Consolidated Return-

                (a) Computation and Payment of Tax Due. Unless otherwise agreed to by the Companies, at least five business days prior to any Payment Date, ICN shall compute the amount of Tax required to be paid to the Internal Revenue Service (taking into account the requirements of Section 3.4 relating to consistent accounting practices) with respect to such Tax Return on such Payment Date and shall notify Ribapharm in writing of the amount of Tax required to be paid on such Payment Date. ICN will pay such amount to the Internal Revenue Service on or before such Payment Date.

                (b) Computation and Payment of Ribapharm Liability With Respect to Tax Due. Within 30 days following any Payment Date, Ribapharm will pay to ICN the excess (if any) of

                        (i) the amount of liability determined as of such Payment Date with respect to the applicable Tax Period allocable to Ribapharm in a manner consistent with the provisions of Section 2.2, over

                        (ii) the amount equal to the cumulative net payments with respect to such Tax Return prior to such Payment Date made by Ribapharm or members of its Group. If the amount in clause (ii) above is greater than the amount in clause (i) above as of any Payment Date, then ICN shall pay such excess to Ribapharm within 30 days following the Payment Date.

                (c) Interest on Intergroup Tax Allocation Payments. In the case of any payments to ICN required under paragraph (b) of this Section 5.1, Ribapharm shall also pay to ICN an amount of interest computed at the Prime Rate on the amount of the payment required based on the number of days from the applicable Payment Date until the date of Ribapharm's subsequent payment. In the case of any payments by ICN required under paragraph (b) of this Section 5.1, ICN shall also pay to Ribapharm an amount of interest computed at the Prime Rate on the amount of the payment required based on the number of days from the applicable Payment Date until the date of ICN's subsequent payment of such amount to Ribapharm.

        5.2.    Payment of Federal Income Tax Related to Adjustments.

                (a) Adjustments Resulting in Underpayments. ICN shall pay to the Internal Revenue Service when due any additional Federal Income Tax required to be paid as a result of any adjustment to the tax liability with respect to any ICN Federal Consolidated Return. Ribapharm shall pay to ICN an amount that is allocable to Ribapharm under Section 2.2 within 30 days from the later of (i) the date the additional Tax was paid by ICN or (ii) the date of receipt by Ribapharm of a written notice and demand from ICN for payment of the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. Any payments required under this Section 5.2 (a) shall include interest computed at the Prime Rate based on the number of days from the date the additional Tax was paid by ICN to the date of the payment under this Section 5.2(a).

                (b) Adjustments Resulting in Overpayments. Within 30 days of receipt by ICN of any Tax Benefit resulting from any adjustment to the tax liability with respect to any ICN Federal Consolidated Return, ICN shall pay to Ribapharm its share of any such Tax Benefit, as determined in accordance with the principles of Sections 2.2 and 4. Any payments required under this Section 5.2(b) shall include interest computed at the Prime Rate based on the number of days from the date the Tax Benefit was received by ICN to the date of payment to Ribapharm under this Section 5.2(b).

        5.3.    Payment of State Income Tax Relating to Pre-Distribution
Periods.

                (a) Computation and Payment of Tax Due. Unless otherwise agreed to by the Companies, at least five business days prior to any Payment Date for any Tax Return with respect to any State Income Tax relating to a Pre-Distribution Period, the Responsible Company shall compute the amount of Tax required to be paid to the applicable Tax Authority (taking into account the requirements of Section 3.4 relating to consistent accounting practices) with respect to such Tax Return on such Payment Date and--

                        (i) If such Tax Return is a state Consolidated or Combined Income Tax Return, the Responsible Company shall, if ICN is not the Responsible Company with respect to such Tax Return, notify ICN in writing of the amount of Tax required to be paid on such Payment Date. ICN will pay such amount to such Tax Authority on or before such Payment Date.

                        (ii) If such Tax Return is with respect to a Separate Company Tax, the Responsible Company shall, if it is not the Company liable for the Tax reported on such Tax Return, notify the Company liable for such Tax in writing of the amount of Tax required to be paid on such Payment Date. The Company liable for such Tax will pay such amount to such Tax Authority on or before such Payment Date.

                (b) Computation and Payment of Ribapharm Liability With Respect to Tax Due. Within 30 days following the due date (including extensions) for filing any Consolidated or Combined Income Tax Return with respect to State Income Taxes (excluding any Tax Return with respect to payment of estimated Taxes or Taxes due with a request for extension of time to file) relating to a Pre-Distribution Period, Ribapharm shall pay to ICN the Tax liability allocable to Ribapharm as determined by ICN under the provisions of Sections 2.3 and 4 (and following the procedures described in Section 5.2(a)), plus interest computed at the Prime Rate on the amount of the payment based on the number of days from the due date (including extensions) to the date of payment by Ribapharm to ICN.

        5.4.    Payment of State Income Taxes Related to Adjustments.

                (a) Adjustments Resulting in Underpayments. ICN shall pay to the applicable Tax Authority when due any additional State Income Tax required to be paid as a result of any adjustment to the Tax liability with respect to any Tax Return for any state Consolidated or

Combined Income Tax Return with respect to State Income Taxes for any Pre-Distribution Period. Ribapharm shall pay to ICN its respective share of any such additional Tax payment determined in accordance with Sections 2.3 and 4 within 30 days from the later of (i) the date the additional Tax was paid by ICN or (ii) the date of receipt by Ribapharm of a written notice and demand from ICN for payment of the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. Ribapharm shall also pay to ICN interest on its respective share of such Tax computed at the Prime Rate based on the number of days from the date the additional Tax was paid by ICN to the date of its payment to ICN under this Section 5.4(a).

                (b) Adjustments Resulting in Overpayments. Within 30 days of receipt by ICN of any Tax Benefit resulting from any adjustment to the Tax liability with respect to any Consolidated or Combined Tax Return with respect to State Income Taxes for any Pre-Distribution Period, ICN shall pay to Ribapharm its share of any such Tax Benefit determined in accordance with the principles of Sections 2.3 and 4. Any payments required under this Section 5.4(b) shall include interest computed at the Prime Rate based on the number of days from the date the Tax Benefit was received by ICN to the date of payment under this Section 5.4(b).

        5.5. Payment of Separate Company Taxes and Other Taxes. Each Company shall pay, or shall cause to be paid, to the applicable Tax Authority when due all Separate Company Taxes and Other Taxes owed by such Company or a member of such Company's Group.

        5.6. Indemnification Payments. If any Company (the "payor") is required to pay to a Tax Authority a Tax that another Company (the "responsible party") is required to pay to such Taxing Authority under this Agreement, the responsible party shall reimburse the payor within 30 days of delivery by the payor to the responsible party of an invoice for the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. The reimbursement shall include interest on the

Tax payment computed at the Prime Rate based on the number of days from the date of the payment to the Tax Authority to the date of reimbursement under this
Section 5.6.

        5.7. Compensation for use of Ribapharm Consolidated Period Tax Items. In the event ICN is required to pay Ribapharm in accordance with Section 4.1, Ribapharm shall deliver to ICN an invoice stating the amount due to Ribapharm, accompanied by a reasonably detailed calculation of that amount, as prescribed by section 4.1. ICN shall pay Ribapharm within 30 days from the due date (including any extensions) for the Tax Return filed by Ribapharm with respect to such amount, including interest computed at the Prime Rate based on the number of days from such due date to the date ICN pays Ribapharm.

        5.8.    Payment of Refunds and Other Tax Benefits.

                (a) Except as otherwise provided in this Agreement, if a member of one Group receives a Tax refund or other Tax Benefit with respect to Taxes for which a member of the other Group is liable hereunder, the Company receiving such Tax refund or other Tax Benefit shall make a payment to the Company who is liable for such Taxes hereunder within 30 days following the receipt of the Tax refund or other Tax Benefit in an amount equal to such Tax refund or other Tax Benefit, plus interest on such amount computed at the Prime Rate based on the number of days from the date of receipt of the Tax refund or other Tax Benefit to the date of payment under this Section 5.8.

                (b) In the event one Group is reimbursed for its payment of a Tax liability of the other Group, the amount of such reimbursement shall be computed net of any Tax Benefit realized by the reimbursed Group as the result of payment of the other Group's Tax liability.

        5.9. Payment for Carrybacks. Each Company shall pay the other Company for Carrybacks in accordance with Section 4.2(e). Any such payment shall include interest at the Prime Rate based on the number of days from the date Company is required to make the payment under Section 4.2(e) to the date the Company actually makes the payment.

        5.10.   Payment for Adjustments on Audit. Any payment required under
Section 4.4 shall be made within 30 days of the due date (including any extensions) of the Tax Return on which the Tax Benefit described in that section is claimed. Such payment shall include interest computed at the Prime Rate based on the number of days from such due date to the date the payment is made.

SECTION 6.      Assistance and Cooperation.

        6.1. General. Each of the Companies shall cooperate (and cause their respective Affiliates to cooperate) with each other and with each other's agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Companies and their Affiliates including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making all information and documents in their possession relating to the other Companies and their Affiliates available to such other Companies as provided in Section 7. Each of the Companies shall also make available to each other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Companies or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes. Any information or documents provided under this Section 6 shall be kept confidential by the Company receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes.

        6.2. Income Tax Return Information. Each Company will provide to each other Company information and documents relating to their respective Groups required by the other

Companies to prepare Tax Returns. The Responsible Company shall determine a reasonable compliance schedule for such purpose in accordance with past practices. Any additional information or documents the Responsible Company requires to prepare such Tax Returns will be provided in accordance with past practices, if any, or as the Responsible Company reasonably requests and in sufficient time for the Responsible Company to file such Tax Returns timely.

SECTION 7.      Tax Records.

        7.1. Retention of Tax Records. Except as provided in Section 7.2, each Company shall preserve and keep all Tax Records exclusively relating to the assets and activities of their respective Groups for Pre-Distribution Periods, and ICN shall preserve and keep all other Tax Records relating to Taxes of the Groups for Pre-Distribution Periods, for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitation, as extended, and (ii) seven years after the Distribution Date. Prior to disposing of any Tax Records which it is required to preserve and keep under this Section 7, a Company shall provide 90-days written notice to the other Company. Such notice shall include a list of the records to be disposed of describing in reasonable detail each file, book, or other record accumulation being disposed of. The notified Company shall have the opportunity, at its cost and expense, to copy or remove, within such 90-day period, all or any part of such Tax Records.

        7.2. State Income Tax Returns. Tax Returns with respect to State Income Taxes and workpapers prepared in connection with preparing such Tax Returns shall be preserved and kept, and disposed of, in accordance with the guidelines of Section 7.1, by the Company responsible for preparing and filing the applicable Tax Return.

        7.3. Access to Tax Records. The Companies and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records in their possession to the extent reasonably requested by the other Company in connection with the preparation of Tax Returns, audits, litigation, or the resolution of items under this Agreement.

SECTION 8.      Tax Contests.

        8.1. Notice. Each of the parties shall provide prompt notice to the other party of any pending or threatened Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware related to Taxes for Tax Periods for which it is indemnified by the other party hereunder. Such notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters. If an indemnified party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and such party fails to give the indemnifying party prompt notice of such asserted Tax liability, then (i) if the indemnifying party is precluded from contesting the asserted Tax liability in any forum as a result of the failure to give prompt notice, the indemnifying party shall have no obligation to indemnify the indemnified party for any Taxes arising out of such asserted Tax liability, and (ii) if the indemnifying party is not precluded from contesting the asserted Tax liability in any forum, but such failure to give prompt notice results in a monetary detriment to the indemnifying party, then any amount which the indemnifying party is otherwise required to pay the indemnified party pursuant to this Agreement shall be reduced by the amount of such detriment.

        8.2. Control of Tax Contests. Each Company shall have full responsibility and discretion in handling, settling or contesting any Tax Contest involving a Tax for which it is liable pursuant to Section 2 of this Agreement; provided, however, ICN shall have full responsibility and discretion in handling, settling or contesting any Tax Contest with respect to a Consolidated or

Combined Income Tax Return of the ICN Group. Furthermore, both Companies may participate in any Tax Contest with respect to Restructuring Taxes regardless of whether it has liability or indemnification obligations with respect to such Taxes under this Agreement.

SECTION 9.      No Inconsistent Actions.

                (a) Each of the Companies covenants and agrees that it has not and will not take any action, and it has and will cause its Affiliates to refrain from taking any action, which may be inconsistent with the Tax treatment of the Transactions as contemplated in the Application for Ruling, Tax Opinion Submission (if made), IRS Private Letter Ruling (if issued) or Tax Opinion (if obtained) (any such action is referred to in this Section 9 as a "Tainting Act"), unless (i) the Company or Affiliate thereof proposing such Tainting Act (the "Requesting Party") either (A) obtains a ruling with respect to the Tainting Act from the Internal Revenue Service or other applicable Tax Authority that is reasonably satisfactory to the other Company (the "Requested Party") (except that the Requesting Party shall not submit any such ruling request if a Requested Party determines in good faith that filing such request might have a materially adverse effect upon such Requested Party), or (B) obtains an opinion reasonably acceptable to each Requested Party of independent, nationally-recognized tax counsel acceptable to each Requested Party, on a basis of assumed facts and representations consistent with the facts at the time of such action, that such Tainting Act will not affect the Tax treatment of the Transactions as contemplated in the Application for Ruling, Tax Opinion Submission (if made), IRS Private Letter Ruling (if issued) or Tax Opinion (if obtained), or (ii) each Requested Party consents in writing to such Tainting Act, which consent shall be granted or withheld in the sole and absolute discretion of each such Requested Party. Without limiting the foregoing:

                        (i) Specified Actions. During the four-year period beginning two years before the Distribution Date, unless clause (i) or (ii) of the preceding paragraph is satisfied with respect to the applicable action, no Company or its Affiliate has or will (A) liquidate or merge with or into any other corporation (other than a merger which results in the outstanding stock of such Company or its Affiliates immediately before the merger continuing to represent at least eighty (80) percent of the outstanding voting stock and non-voting stock of the merged corporations after the transaction); (B) excluding the Initial Public Offering, issue more than ten
(10) percent, in the aggregate, by vote or value, of its capital stock in one or more transactions; (C) redeem, purchase or otherwise reacquire its capital stock in one or more transactions, except to the extent such redemption, purchase or reacquisition meets the requirements of section 4.05(1)(b) of Revenue Procedure 96-30; (D) sell, exchange, distribute or otherwise dispose of, other than in the ordinary course of business, more than twenty-five (25) percent of the assets constituting the trades or businesses relied upon in the Application for Ruling, Tax Opinion Submission (if made), IRS Private Letter Ruling (if issued) or Tax Opinion (if obtained) to satisfy Section 355(b) of the Code; or (E) discontinue or cause to be discontinued the active conduct of the trades or businesses relied upon in the Application for Ruling, Tax Opinion Submission (if made), IRS Private Letter Ruling (if issued) or Tax Opinion (if obtained) to satisfy
Section 355(b) of the Code.

                        (ii) No Inconsistent Plan or Intent. Each of the Companies represents and warrants that neither it nor any of its Affiliates has any plan or intent to take any action which is inconsistent with any factual statements or representations in the Application for Ruling, and, in the event a Tax Opinion Submission is made, each of the Companies represents and warrants that neither it nor any of its Affiliates will form any plan or take any action which is inconsistent with any factual statements or representations in such Tax Opinion Submission. Regardless of any change in circumstances, each of the Companies covenants and agrees that it will not take, and it will cause its Affiliates to refrain from taking, any such inconsistent action on or before the second anniversary of the Distribution Date other than as permitted in this
Section 9.

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

                        (iii) 355(e) Covenant. Notwithstanding anything in this Agreement to the contrary, each of ICN and Ribapharm covenants and agrees that, during the two-year periods ending on and beginning on the Distribution Date, unless clause (i) or (ii) of section 9(a) of this Agreement is satisfied with respect to the applicable action, it has not and will not enter into any negotiations, agreements or arrangements with respect to transactions or events (including stock issuances, option grants, capital contributions or acquisitions) which may cause the Distribution to be treated as part of a plan pursuant to which one or more persons acquire directly or indirectly ICN or Ribapharm stock, as the case may be, representing a "50 percent or greater interest" within the meaning of Section 355(e)(4) of the Code.

                        (iv) Amended or Supplemental Rulings. Each of the Companies covenants and agrees that it will not file, and it will cause its Affiliates to refrain from filing, any amendment or supplement to the Application for Ruling with respect to the Transactions subsequent to the Distribution Date without the consent of the other Companies, which consent shall not be unreasonably withheld.

                        (v) Liability for Breach of Representations or Omission or Misstatement of Material Facts. Ribapharm represents that (i) it has read the Application for Ruling, and will read any amendment or supplement to the Application for Ruling (each a "Supplemental Application") and any Tax Opinion Submission made available to it by ICN, (ii) all information relating to Ribapharm or any member of the Ribapharm Group contained in such Application for Ruling, Supplemental Application and Tax Opinion Submission is or will be true, correct and complete in all material respects at the time such information is submitted, and (iii) except to the extent that Ribapharm shall have notified ICN in writing to the contrary, with reasonable specificity and as promptly as possible, prior to the Distribution, all such information supplied to ICN in writing by Ribapharm or any member of the Ribapharm Group will be true, correct and complete in all material respects as of the Distribution Date. If the IRS withdraws all, or any portion, of an IRS Private Letter Ruling issued to ICN in connection with the Distribution, or if any Tax Opinion obtained by ICN is rendered inapplicable or ineffective because of a breach by Ribapharm or any member of the Ribapharm Group of a representation or because of the omission or misstatement by Ribapharm or any member of the Ribapharm Group of any material fact, which breach, omission or misstatement was not known to ICN on or before the Distribution Date, Ribapharm and every member of the Ribapharm Group shall be responsible for one hundred (100) percent of any Restructuring Tax resulting from such breach, omission or misstatement, and shall jointly and severally indemnify, on an after-tax-basis, ICN, each member of the ICN Group other than a member of the Ribapharm Group, and their directors, officers and employees and hold them harmless from and against such Restructuring Tax.

                (b) Notwithstanding anything to the contrary in this Agreement, each Company shall be solely liable for, and shall indemnify and hold harmless the other Company from any Restructuring Tax resulting from a Tainting Act by such first Company or its Affiliates, regardless of whether clause (i) or
(ii) of Section 9(a) was satisfied with respect to such Tainting Act.

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SECTION 10.     Survival of Obligations.

        The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

SECTION 11.     Employee Matters.

        Each of the Companies agrees to utilize, or cause its Affiliates to utilize, the alternative procedure set forth in section 5 of Revenue Procedure 96-60, 1996-2 C.B. 399, with respect to wage reporting.

SECTION 12.     Treatment of Payments; Tax Gross Up.

        12.1. Treatment of Tax Indemnity and Tax Benefit Payments. In the absence of any change in tax treatment under the Code or other applicable Tax Law, any Tax indemnity payments or Tax Benefit payments made by a Company under
Section 5 shall be reported for Tax purposes by the payor and the recipient as distributions or capital contributions, as appropriate, occurring immediately before the Distribution on the Distribution Date, but only to the extent the payment does not relate to a Tax allocated to the payor in accordance with Treasury Regulation Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws).

        12.2. Tax Gross Up. If notwithstanding the manner in which Tax indemnity payments and Tax Benefit payments were reported, there is an adjustment to the Tax liability of a Company as a result of its receipt of a payment pursuant to this Agreement, such payment shall be appropriately adjusted so that the amount of such payment, reduced by the amount of all Income Taxes payable with respect to the receipt thereof (but taking into account all correlative Tax Benefits resulting from the payment of such Income Taxes), shall equal the amount of the payment which the Company receiving such payment would otherwise be entitled to receive pursuant to this Agreement.

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

        12.3. Interest Under This Agreement. Anything herein to the contrary notwithstanding, to the extent one Company ("indemnitor") makes a payment of interest to another Company ("indemnitee") under this Agreement with respect to the period from the date that the indemnitee made a payment of Tax to a Tax Authority to the date that the indemnitor reimbursed the indemnitee for such Tax payment, or with respect to the period from the date that the indemnitor received a Tax Benefit to the date indemnitor paid the indemnitee with respect to such Tax Benefit, the interest payment shall be treated as interest expense to the indemnitor (deductible to the extent provided by law) and as interest income by the indemnitee (includible in income to the extent provided by law). The amount of the payment shall not be adjusted under Section 12.2 to take into account any associated Tax Benefit to the indemnitor or increase in Tax to the indemnitee.

SECTION 13.     Disagreements.

        If after good faith negotiations the parties cannot agree on the application of this Agreement to any matter concerning (i) calculation or allocation of any liability for Tax, (ii) computation or payment of any Tax due,
(iii) compensation for any Tax Benefit, (iv) preparation or filing of any Tax Return or (v) control of any Tax Contest, then the matter will be referred to an independent law firm or an accounting firm acceptable to each of the parties (the "Firm"). The Firm shall furnish written notice to the parties of its resolution of any such disagreement as soon as practical, but in any event no later than 45 days after its acceptance of the matter for resolution. Any such resolution by the Firm will be conclusive and binding on all parties to this Agreement. In accordance with Section 15, each party shall pay its own fees and expenses (including the fees and expenses of its representatives) incurred in connection with the referral of the matter to the Firm. All fees and expenses of the Firm in connection with such referral shall be shared equally by the parties affected by the matter.

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

SECTION 14.     Late Payments.

        Any amount owed by one party to another party under this Agreement which is not paid when due shall bear interest at the Prime Rate plus two percent, compounded on each March 31, June 30, September 30 and December 31, from the due date of the payment to the date paid. To the extent interest required to be paid under this Section 14 duplicates interest required to be paid under any other provision of this Agreement, interest shall be computed at the higher of the interest rate provided under this Section 14 or the interest rate provided under such other provision.

SECTION 15.     Expenses.

        Except as provided in Section 14, each Company and its Affiliates shall bear their own expenses incurred in connection with preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.

SECTION 16.     General Provisions.

        16.1. Notices. All notices and other communications hereunder shall be in writing and shall be delivered in person, by telecopy, by express or overnight mail delivered by a nationally recognized air courier (delivery charges prepaid), or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

                (a)     If to ICN, to:

                        ICN Pharmaceuticals, Inc.
                        3300 Hyland Avenue
                        Costa Mesa, CA  92626
                        Attention:  Gregory Keever, Esq.

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

                (b)     If to Ribapharm, to:

                        Ribapharm Inc.
                        3300 Hyland Avenue
                        Costa Mesa, CA  92626
                        Attention:  Roger D. Loomis, Jr., Esq.

or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any notice or communication delivered in person shall be deemed effective on delivery or when delivery is refused. Any notice or communication sent by telecopy or by air courier shall be deemed effective on the first Business Day at the place at which such notice or communication is received following the day on which such notice or communication was sent.

        16.2. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement. The Agreement may be delivered by facsimile transmission of a signed copy thereof.

        16.3. Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon the parties hereto and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except with respect to a merger of either party, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that ICN and Ribapharm may assign their respective rights, interests, duties, liabilities and obligations under this Agreement to any of

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

their respective subsidiaries, but such assignment shall not relieve ICN or Ribapharm, as the assignee, of its obligations hereunder. The schedules attached hereto or referred to herein are an integral part of this Agreement and are hereby incorporated into this Agreement and made a part hereof as if set forth in full herein.

        16.4. Dispute Resolution. Except as otherwise provided for in Section 13, resolution of any and all disputes arising from or in connection with this Agreement, whether based on contract, tort, or otherwise (collectively, "Disputes"), shall be governed by and settled in accordance with the provisions of this Section 16.4. The parties hereto shall use all commercially reasonable efforts to settle all Disputes without resorting to mediation, arbitration, litigation or other third party dispute resolution mechanisms. If any Dispute remains unsettled, the parties hereby agree to mediate such Dispute using a mediator reasonably acceptable to all parties involved in such Dispute. If the parties are unable to resolve such dispute through mediation, each party will be free to commence proceedings for the resolution thereof. No party shall be entitled to consequential, special, exemplary or punitive damages.

        16.5. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        16.6. Waiver. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party entitled

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

to enforce such term, but such waiver shall be effective only if it is in writing signed by the party against which such waiver is to be asserted. Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement nor shall any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege under this Agreement. No failure by either party to take any action or assert any right or privilege hereunder shall be deemed to be a waiver of such right or privilege in the event of the continuation or repetition of the circumstances giving rise to such right unless expressly waived in writing by the party against whom the existence of such waiver is asserted.

        16.7. Amendment. This Agreement may not be amended or modified in any respect except by a written agreement signed by both of the parties hereto.

        16.8. Authority. Each of the parties hereto represents to the other that (a) it has the corporate power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it has been duly authorized by all necessary corporate action, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

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

        16.9. Interpretation. The headings contained in this Agreement, in any Schedule hereto and in the table or contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Schedule but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an Article or a Section or Schedule, such reference shall be to an Article or Section of, or a Schedule to, this Agreement unless otherwise indicated.

        16.10. Effective Time. This Agreement shall become effective upon the time of purchase of the Firm Shares, as defined in the Underwriting Agreement by and among ICN, Ribapharm and the underwriters named therein relating to the Initial Public Offering.

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

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by the respective officers as of the date set forth above.

                                              ICN PHARMACEUTICALS, INC.

                                              By:
                                                  --------------------------
                                              Name:
                                              Title:

                                              RIBAPHARM INC.

                                              By:
                                                  --------------------------
                                              Name:
                                              Title:

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